FLAGSHIP ADMIRAL FUNDS INC.

                                     Form of
                        Multiple Class Distribution Plan
                             Pursuant to Rule 18f-3
                    Under the Investment Company Act of 1940

     The attached document which was the original version of the Notice of Order of Exemption under Section 6(c) of the Investment Company Act of 1940, as amended (the "1940 Act") permitting Flagship Admiral Funds Inc. (the "Fund") to, among other things, issue multiple classes of shares and assess or waive a contingent deferred sales charge is hereby adopted as the written plan contemplated by Rule 18f-3 ("Plan") under the 1940 Act of each series (each a "Portfolio") of the Fund; provided however, that any restrictions or limitations contained herein which are more restrictive than those required by Rule 18f-3 are hereby deleted. This Plan sets forth the separate arrangement and expense allocation of classes that may be issued under the Fund's multiple class distribution system.

     This Plan is hereby approved by a majority of the directors of each Portfolio, including a majority of the directors who are not interested persons of each Portfolio (collectively, the "Directors"). The Directors have found that this Plan, including the expense allocation, is in the best interests of each class individually and each Portfolio as a whole. The Directors have made this determination after requesting and evaluating such information as may be reasonably necessary to evaluate this Plan.


                                            Dated:        June 30, 1995


                       SECURITIES AND EXCHANGE COMMISSION

                        [Rel. No. IC - 18993; 812-7889]

         Flagship Tax Exempt Funds Trust, et al.; Notice of Application

                                                                 October 1, 1992

Agency: Securities and Exchange Commission (the "SEC" or "Commission")

Action: Notice of Application for Exemption under the Investment Company Act of 1940 (the "Act").

Applicants:  Flagship Tax Exempt Funds Trust, Flagship
Pennsylvania Triple Tax Exempt Fund, Flagship Admiral Funds Inc., (the "Funds"), Flagship Financial Inc. (the "Advisor"), and Flagship Funds Inc. (the "Distributor").

Relevant 1940 Act Sections: Conditional order requested under section 6(c) for an exemption from the provisions of section 2(a)(32), 2(a)(35), 18(f), 18(g), 18(i), 22(c), and 22(d) of the Act and rule 22c-1 thereunder.

Summary of Application: Applicants seek a conditional order permitting the Funds, series of the Funds, and certain future series and funds to: (a) issue four classes of shares representing interests in the same portfolio of securities and (b) assess and, under certain circumstances, waive a contingent deferred sales load on certain redemptions of the shares of two of the classes.

Filing Dates: The application was filed on March 19, 1992 and amended on July 20, 1992, August 25, 1992, and September 25, 1992.

Hearing or Notification of Hearing: An order granting the application will be issued unless the SEC orders a hearing. Interested persons may request a hearing by writing to the SEC's Secretary and serving applicants with a copy of the request, personally or by mail. Hearing requests should be received by the SEC by 5:30 p.m. on October 26, 1992, and should be accompanied by proof of service on applicants, in the form of an affidavit or, for lawyers, a certificate of service. Hearing requests should state the nature of the writer's interest, the reason for the request, and the issues contested. Persons who wish to be notified of a hearing may request notification by writing to the SEC's Secretary.

Addresses: Secretary, SEC, 450 5th Street, N.W., Washington, D.C. 20549. Applicants, One First National Plaza, 130 W. Second Street, Dayton, Ohio 45402-1506.

For Further Information Contact:  Elaine M. Boggs, Staff Attorney, at
(202) 272-3026, or Elizabeth G. Osterman, Branch Chief, at (202) 272-3016 (Division of Investment Management, Office of Investment Company
Regulation).

Supplementary Information: The following is a summary of the application. The complete application may be obtained for a fee at the SEC's Public Reference Branch.

Applicant's Representations:

        1. Applicants seek a conditional order under section 6(c) of the Act on behalf of the Funds and any future sub-trust or series of the Funds, or any future registered open-end investment companies and any future sub-trust or series thereof that are part of the same "group of investment companies," as defined in rule lla-3 under the Act, and (a) whose investment adviser (i) is the Adviser or (ii) directly or indirectly controls, controlled by, or under common control with the Adviser, (b) whose principal underwriter is the Distributor or is directly or indirectly controlling, controlled by, or under common control with the Distributor, (c) that hold themselves out to investors as being related for purposes of investment and investor services, and (d) whose shares are divided into up to four classes of securities whose sales load, contingent deferred sales load ("CDSL"), rate of distribution fees, exchange privileges, conversion feature, and differences in voting rights are substantially identical to those applicable to the Class A shares, Class B shares, Class C shares, and Class D shares, described below. Any such series or investment company will be subject to each of the conditions contained in the application.

        2. The Funds are open-end management investment companies registered under the Act. The Adviser acts as the Funds, investment adviser. The Distributor acts as principal underwriter of the Funds' shares. The shares of each of the Funds, series(1) are currently offered at net asset value plus a front-end sales load. In addition, the Funds have each adopted a distribution plan pursuant to rule 12b-1 under the Act.

        3. Applicants propose to establish a multiple distribution system (the "Multiple Distribution System") enabling each of the Funds' series to offer four classes of shares and to assess and, under certain circumstances, waive a CDSL on certain redemptions of Class B and Class C shares.

A.      The Multiple Distribution System

        1. Under the Multiple Distribution System, all of the current shares outstanding of each series of the Funds will be redesignated as "Class A" shares. In addi-

-----------------
(1) Any description or representation regarding a "series" of any of the Funds also refers to any of the Funds which do not have separate series outstanding.

tion, each series will create up to three additional classes of shares, referred to herein as "Class B," "Class C," and "Class D."

        2. Class A shares will be sold at net asset value plus a front-end sales load. The sales load will be subject to reductions for larger purchases under a combined purchase privilege, under a right of accumulation, or under a letter of intent. The sales load will be subject to other reductions permitted by section 22(d) of the Act and set forth in the Funds' prospectuses. Pursuant to the Funds' 12b-I distribution plan, the Funds will be able to spend up to
 .40t per year of the average daily net assets attributable to the Funds' Class A shares for distribution-related expenses.

        3. Class B shares will be sold at net asset value per share without the imposition of a sales load at the time of purchase (the "Deferred Option"). Up to 1% per year of the average daily net assets attributable to the Class B shares will be subject to the Funds' 12b-1 distribution plan. An investor's proceeds from a redemption of Class B shares made within a specified period of years following their purchase (which will be at least four years but will not exceed ten years) generally will be subject to a CDSL payable to the Distributor. The CDSL is expected to range from 3% to 6% on Class B shares redeemed during the first year after purchase and will be reduced each year over the applicable CDSL period.

        4. Class C shares will be sold at net asset value without the imposition of a front-end sales load (the "Level-Load Option"). An investors's proceeds from a redemption of Class C shares made within one year of the date of purchase will be subject to a CDSL of l%, with no CDSL charged for any redemptions after one year. Up to l% per year of the average daily net assets attributable to the Class C shares will be subject to the Funds' 12b-1 distribution plan.

        5. Class D shares will be sold to institutional investors without a front-end sales load, a CDSL, or a rule 12b-1 fee (the "No Fee/No Load Option").

        6. All Class B shares, other than those purchased through the reinvestment of dividends and distributions, automatically will convert to Class A shares after a certain number of years (which shall be at least four but not more than ten years) after the end of the calendar month in which the shareholder's order to purchase was accepted. Shares purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares will be treated as Class B shares for purposes of determining the applicable distribution fee. For purposes of conversion to Class A shares, however, such Class B shares will be considered to be held in a separate sub-account. Each time any Class B shares in the shareholder's account, other than those in the sub-account, convert to Class A shares, a proportionate number of Class B shares in the sub-account also will convert to Class A shares.

        7. All expenses incurred by each series of the Funds will be allocated daily to each class of shares based on the percentage of net assets at the beginning of the day, except for the distribution expenses incurred pursuant to the Funds' rule 12b-1 distribution plan, and the incremental transfer agency costs to be borne by the Class B shares and the Class C shares. Because of the additional expenses borne by Class B shares and Class C shares, the net income attributable to and the dividends payable on Class B shares and Class C shares may be lower than the net income attributable to and the dividends payable on Class A shares and Class D shares. As Class D shares have no Rule 12b-1 Plan or sales loads, the income attributable to Class D shares will not be lower than on Class A shares and is expected to be higher than that of Class B and Class C shares.

        8. Class A shares of each series of the Funds will be exchangeable for shares of the other funds which are sold subject to a front-end sales load, and for shares of money market funds distributed by the Distributor that offer an exchange privilege. Shareholders of other funds sponsored by the Distributor that are sold subject to a front-end sales load (or a holder of money market fund shares acquired through an exchange of such shares were such funds to be offered) and offer an exchange privilege will be able to exchange their shares for Class A shares of any series of the Funds. Class B shares of any series of the Funds will be exchangeable only for shares offered pursuant to a Deferred Option by any other series or fund in the complex which offers an exchange privilege. Class C shares of any series of the Funds will be exchangeable only for shares offered pursuant to a Level-Load Deferred Option by any other series or fund in the complex which offers an exchange privilege. Similarly, Class D shares of any series of the Funds will be exchangeable only for shares offered pursuant to a No Fee/No Load Option by any other series or fund in the complex which offers an exchange privilege. The exchange privilege for all classes of shares of the Funds will comply with the provisions of rule lla-3 under the Act.

B.      The CDSL

        1. The Class B shares and Class C shares will be sold subject to a CDSL. The amount of the CDSL charged will vary depending on the length of time shares have been held and the net asset value of the shares at the time of redemption. The amount of any CDSL will be calculated as the lessor of the amount that represents a specified percentage of the net asset value of the shares at the time of purchase, or the amount that represents a specified percentage of the net asset value of the shares at the time of redemption.

        2. The CDSL will not be imposed on redemptions of (a) Class B shares purchased more than ten years prior to their redemption or Class C shares purchased more than one year prior to their redemption (the "CDSL Period"), (b) Class B shares or Class C shares derived from the reinvestment of distributions, or (c) an amount which represents an increase in the value of the shareholder's account resulting from capital appreciation above the amount paid for shares purchased during the CDSL Period. In determining whether a CDSL is applicable, it will be assumed that a redemption is made first of Class B or Class C shares derived from reinvestment of dividends and distributions, second of Class B or Class C shares held for a period longer than the CDSL Period, third of any Class A shares in the shareholder's Fund account, and fourth of Class B or Class C shares held for a period not longer than the CDSL Period.

        3. The Funds propose to waive the CDSL on redemptions of Class B or Class C shares (a) following the death of a shareholder and (b) with respect to distributions from an Individual Retirement Account, a custodial account maintained pursuant to Section 403(b)(7) of the Internal Revenue Code (the "Code"), or a qualified pension or profit-sharing plan, (i) in connection with a lump-sum or other distribution after attaining age 59 or, in the case of a qualified pension or profit-sharing plan, after termination of employment after age 55, (ii) on any redemption which results from the tax-free return of an excess contribution pursuant to section 408(d)(4) or (5) of the Code, (iii) on the return of excess deferral amounts pursuant to section 401(i)(8) or 402(g)(2) of the Code, or (iv) from the death or disability of the employee.

        4. If a series waives or reduces the CDSL, such waiver or reduction will be uniformly applied to all Class B or Class C shareholders, respectively, of such series. In waiving or reducing a CDSL, the Funds will comply with the requirements of rule 22d-1 under the Act as if such CDSL were a sales load.

        5. If the trustees or directors of the Funds determine to discontinue the waiver of the CDSL, the disclosure in the affected Fund's prospectus will be appropriately revised. Class B shares and Class C shares purchased prior to the termination of such waiver will be able to have the CDSL waived as provided in that Fund's prospectus at the time of the purchase of such shares. Any changes in the annual rate of reduction with respect to the CDSL or any variation in the period over which the CDSL is charged will be reflected in the affected Funds' prospectus, and any such change or changes will not affect shares that have already been issued.

Applicants' Legal Analysis:

C.      The Multiple Distribution System

        1. Applicants seek an exemption from sections 18(g), 18(f)(1), and 18(i) of the Act to the extent the Multiple Distribution System may result in the issuance and sale of a senior security, as defined by section 18(g), which would be prohibited by section 18(f)(1), and to the extent the allocation of voting rights under the Multiple Distribution System may violate the provisions of section 18(i). The proposal does not involve borrowings and will not affect the Funds' assets or reserves. Nor will the proposed arrangement increase the speculative character of the shares of the Funds since all shares will participate equally as a class in all of a Fund's income and expenses with the exception of the differing rule 12b-I distribution expenses and transfer agency costs.

        2. Applicants believe that the issuance and sale of each class of shares by the Funds will better enable the Funds to meet the competitive demands of today's financial services industry and that the Multiple Distribution System will both facilitate the distribution of their securities and provide investors with a choice as to the appropriate method of purchasing shares without assuming excessive accounting and bookkeeping costs or unnecessary investment risks. In addition, applicants believe owners of all classes of shares may be relieved of a portion of the fixed costs normally associated with mutual funds since such costs will, potentially, be spread over a greater number of shares than they would be otherwise. Finally, the conversion feature will benefit long-term Class B shareholders by relieving them from most of the burden of distribution-related expenses.

        3. Applicants believe that the allocation of expenses and voting rights relating to the rule 12b-1 distribution plans in the manner described above is equitable and would not discriminate against any group of shareholders. In addition, the proposed arrangement should not give rise to any conflict of interest because the rights and privileges of each class of shares are substantially identical and the interests of each respective class of shareholders will be adequately protected since the rule 12b-1 plans will conform to the requirements of rule 12b-1, including the requirement that the plans be approved and continued on an annual basis by the trustees or directors of the Funds.

        4. Applicants argue that investors will not be given misleading impressions as to the safety or risk of any classes of shares because each class of shares will be redeemable at all times. No class of shares will have any preference or priority over any other class in the Fund in the usual sense (that is, no class will have distribution or liquidation preference with respect to particular assets, no class will have any right to require that lapsed dividends be paid before dividends are declared on the other classes, and no class will be protected by any reserve or other account). The similar-ities and the dissimilarities of the classes will be fully disclosed in the Funds' prospectuses and statements of additional information.

D.      The CDSL

        1. Applicants also seek an exemption from the provisions of sections 2(a)(32), 2(a)(35), 22(c), and 22(d) of the Act, and rule 22c-1 thereunder to permit the Funds to assess a CDSL on certain redemptions of Class B shares and Class C shares, and to permit the Funds to waive the CDSL for certain types of redemptions.

        2. Section 2(a)(32) of the Act defines redeemable security to be a security that, upon presentation to the issuer or to a person designated by the issuer, entitles the shareholder to receive approximately his proportionate share of the issuer's current net assets. Applicants assert that the imposition of the CDSL will not restrict a shareholder from receiving his proportionate share of the current net assets of a series of a Fund, but merely defers the deduction of a sales charge and makes it contingent upon an event which may never occur. However, to avoid uncertainty in this regard, applicants request an exemption from the operation of section 2(a)(32) of the Act to the extent necessary to permit implementation of the proposed CDSL.

        3. Applicants believe that the proposed CDSL qualifies as a "sales load" within the meaning of section 2(a)(35) of the Act. Applicants believe that the CDSL is functionally a sales charge because it is paid to the Distributor to reimburse it for expenses related to offering shares for sale to the public. Applicants contend that the deferral of the sales charge, and its contingency upon the occurrence of an event that may not occur, does not change the basic nature of this charge, which is in every other respect a sales charge. Nevertheless, in view of the possibility that section 2(a)(35) might be construed to apply only to sales loads charged at the time of purchase, applicants request an exemption from the provisions Of section 2(a)(35) to the extent necessary or appropriate to implement the proposed CDSL.

        4. Section 22(c) of the Act and rule 22c-1 thereunder require that the price of a redeemable security issued by a registered investment company for purposes of sale, redemption, or repurchase be based on the company's current net asset value. When a redemption of the Funds' shares is effected, the price of such shares on redemption will be based on current net asset value. The CDSL will be deducted at the time of redemption in arriving at the shareholder's proportionate redemption proceeds.

However, to avoid any question as to the potential applicability of section 22(c) and rule 22c-1, applicants request an exemption from rule 22c-1 to the extent necessary to permit applicants to impose the proposed CDSL.

        5. Section 22(d) of the Act requires a registered investment company, principal underwriter, or dealer to sell a redeemable security only at a current offering price described in the company's prospectus. Rule 22d-1, in substance, permits variation or elimination of sales loads to particular classes of investors, provided that such variation is described in the investment company's registration statement. The CDSL and the waivers therefrom will be applied as described in the Funds' registration statements. Nonetheless, to preclude any assertion that rule 22d-1 is inapplicable to the CDSL, applicants request an exemption from section 22(d) to the extent necessary or appropriate to implement the CDSL and waivers therefrom as described above.

Applicants' Conditions:

        Applicants agree that any order granting the requested relief shall be subject to the following conditions:

A.      Conditions Relating to the Multiple Distribution System

        1. Class A shares, Class B shares, Class C shares, and Class D shares will represent interests in the same portfolio of investments of each series of each Fund, and be identical in all respects, except as set forth below. The only difference between Class A shares, Class B shares, Class C shares, and Class D shares will relate solely to (i) the impact of the disproportionate rule 12b-1 distribution plan payments allocated to each of the holders of Class A shares, Class B shares, and Class C shares of each series of each Fund, the incremental transfer agency costs attributable to the Class B shares and Class C shares of each series of each Fund resulting from the Deferred Option arrangement, and any other incremental expenses subsequently identified that should be properly allocated to one class of shares which shall be approved by the Commission pursuant to an amended order; (ii) the Class B shares will be subject to a CDSL, the Class A shares will be sold subject to a front-end sales load, the Class C shares will be subject to a short-term low CDSL, and the Class D shares will not be subject to any sales load or distribution fee; (iii) the fact that each class of shares that is subject to a rule 12b-1 distribution expense will vote separately as a class with respect to each series of each Fund's rule

12b-1 distribution plan; (iv) different exchange privileges of the Class A shares, Class B shares, Class C shares, and Class D shares; (v) the fact that only Class B shares will have a conversion feature; (vi) the fact that the designation of each class of shares of the respective series of the Funds will differ; and (vii) the fact that the Class D shares will only be offered to institutional investors.

        2. The trustees or directors, including a majority of the independent trustees or independent directors, will approve the Multiple Distribution System. The minutes of the meetings of the trustees or directors regarding the deliberations of the trustees or directors with respect to the approvals necessary to implement the Multiple Distribution System will reflect in detail the reasons for the trustees' or directors determination that the proposed Multiple Distribution System is in the best interests of both the individual Fund and its shareholders.

        3. On an ongoing basis, the trustees or directors, pursuant to their fiduciary responsibilities under the Act and otherwise, will monitor each series of each Fund for the existence of any material conflicts between the interests of the four classes of shares of each such series. The trustees or directors, including a majority of the independent trustees or independent directors, shall take such action as is reasonably necessary to eliminate any such conflicts that may develop. The adviser and the distributor will be responsible for reporting any potential or existing conflicts to the trustees or directors. If a conflict arises, the adviser and the distributor at their own cost will remedy such conflict up to and including establishing a new registered management investment company.

        4. Any rule 12b-1 plan adopted or amended by a series of any Fund to permit the assessment of a rule 12b-1 fee on any class of shares which has not had its rule 12b-1 plan approved by the public shareholders of that class of shares of such Fund will be submitted to the public shareholders of such class for approval at the next meeting of such shareholders after the initial issuance of the class of shares if such approval is still required by the Commission. If still required, such meeting is to be held within 16 months of the date that the registration statement relating to such class first becomes effective or, if applicable, the date that the amendment to the registration statement necessary to offer such class first becomes effective.

        5. The trustees or directors will receive quarterly and annual statements concerning distribution expenditures complying with paragraph
(b)(3)(ii) of rule 12b-1, as it may be amended from time to time. In the statements, only distribution expenditures properly attributable to the sale of a particular class of shares will be used to justify the distribution fee charged to that class. Expenditures not related to the sale of a particular class of shares will not be presented to the trustees or directors to justify the distribution fee attributable to that class. The statements, including the allocations upon which they are based, will be subject to the review and approval of the independent trustees or independent directors in the exercise of their fiduciary duties.

        6. Dividends paid by any series of any Fund with respect to its Class A shares, Class B shares, Class C shares, and Class D shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that distribution fee payments relating to each class of shares subject to such an expense will be borne exclusively by that class and any incremental transfer agency costs relating to Class B shares or Class

C shares will be borne exclusively by that class.

        7. The methodology and procedures for calculating the net asset value and dividends and distributions of the four classes and the proper allocation of expenses between the four classes will be reviewed by an expert, who has rendered a report to applicants, which has been provided to the staff of the Commission, that such methodology and procedures are adequate to ensure that such calculations and allocations will be made in an appropriate manner. On an ongoing basis, the expert, or an appropriate substitute expert, will monitor the manner in which the calculations and allocations are being made and, based upon such review, will render at least annually reports to the Funds that the calculations and allocations are being made properly. The reports of the expert shall be filed as part of the periodic reports filed with the Commission pursuant to sections 30(a) and 30(b)(1) of the Act. The work papers of the expert with respect to such reports, following request by the Funds (which the Funds agree to provide), will be available for inspection by the Commission staff upon the written request to a Fund for such work papers by a senior member of the Division of Investment Management, limited to the Director, an Associate Director, the Chief Accountant, the

Chief Financial Analyst, an Assistant Director and any Regional Administrators or Associate and Assistant Administrators. The initial report of the expert is a "Special Purpose" report on the "Design of a System," and the ongoing reports will be "Special Purpose" reports on the "Design of a System and Certain Compliance Tests" as defined and described in SAS No. 44 of the AICPA, as it may be amended from time to time, or in similar auditing standards as may be adopted by the AICPA from time to time.

        8. To ensure that the net asset value per share of each class of shares of any series of any Fund that will maintain a constant-dollar net asset value does not deviate from the net asset value per share of the other classes as a result of variations in net income among the from day to day, no class of any such series of any Fund will on any day bear any accrued class expenses that would cause the accrued expenses of such class for such day to exceed its allocated gross income. To accomplish this, any series of any Fund maintaining a constant dollar net asset value will obtain undertakings from its service providers stating that, if necessary to prevent accrued class expenses of any class from exceeding the allocated gross incomes of such class on any given day, they will waive some or all of the payments to which they otherwise would have been entitled. In this manner, the net asset value per share of each class of shares in any such series of any Fund will remain the same.

        9. Applicants have adequate facilities in place to ensure implementation of the methodology and procedures for calculating the net asset value and dividends and distributions of the four classes of shares and the proper allocation of expenses between the four classes of shares, and this representation is expected to be concurred with by the expert in the initial report referred to in condition (7) above and will be concurred with by the expert, or an appropriate substitute expert, on an ongoing basis at least annually in the ongoing reports referred to in condition (7) above. Applicants will take immediate corrective measures if this representation is not concurred in by the expert or appropriate substitute expert.

        10. The prospectuses of the Funds will contain a statement to the effect that a salesperson and any other person entitled to receive compensation for selling Fund shares may receive different compensation for selling one particular class of shares over another in the Funds.

        11. The distributor will adopt compliance standards as to when Class A shares, Class B shares, Class C shares, and Class D shares may appropriately be sold to particular investors. Applicants will require all persons selling shares of any series of any Fund to agree to conform to such standards.

        12. The conditions pursuant to which the exemptive order is granted and the duties and responsibilities of the trustees or directors with respect to the Multiple Distribution System will be set forth in guidelines which will be furnished to the trustees or directors.

        13. The Funds will disclose the respective expenses, performance data, distribution arrangements, services, fees, sales loads, deferred sales loads and exchange privileges applicable to each class of shares in every prospectus, regardless of whether all classes of shares are offered through each prospectus. The Funds will disclose with respect to each series the respective expenses and performance data applicable to all classes of shares in every shareholder report. To the extent any advertisement of sales literature describes the expenses or performance data applicable to any class of shares, it will also disclose the respective expenses and/or performance data applicable to all classes of shares. The information provided by applicants for publication in any newspaper or similar listing of the series of the Funds' net asset value and public offering price will present each class of shares separately.

        14. Applicants acknowledge that the grant of the exemptive order requested by the application will not imply Commission approval, authorization or acquiescence in any particular level of payments that any Fund may make pursuant to its rule 12b-1 distribution plan in reliance on the exemptive order.

        15. In the circumstances and subject to the qualifications described in the application(2), after four but not more than ten years from the date on which a shareholder purchases Class B shares, such shares will convert

------------------
(2) The Funds will obtain a revenue ruling from the Internal Revenue Service that the assessment of the higher distribution expenses and transfer agency costs and any other special allocations described above with respect to Class B shares, Class C shares, and Class D shares does not result in any dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986, as amended ("IRC"), and that the conversion of Class B shares to Class A shares does not constitute a taxable event under current federal income tax law. The conversion of Class B shares to Class A shares might be suspended if such a ruling was no longer available at the time such conversion was to occur. In that event, no further conversions of Class B shares would occur, and such shares might continue to be subject to the additional distribution fee for an indefinite period which might extend beyond the time at which the conversion of the shares would otherwise have occurred.

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

into Class A shares on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee or other charge.

B.      Condition Relating to the CDSL

        1. Applicants will comply with the provisions of proposed rule 6c-10 under the Act, Investment Company Act Release No. 16619 (Nov. 2, 1988), as such rule is currently proposed and as it may be reproposed, adopted or amended.

        For the SEC, by the Division of Investment Management, under delegated authority.

                                Jonathan G. Katz
                                Secretary



                                By:     Margaret H. McFarland
                                        Deputy Secretary


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